                                                                   EXHIBIT 99.e



                  SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                                    between

                            METAMOR WORLDWIDE, INC.

                                      and

                            CITADEL TECHNOLOGY, INC.





                               Dated May 15, 1998

                               TABLE OF CONTENTS

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                                            ARTICLE I

AUTHORIZATION AND CLOSING

1.1      Authorization of the Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2      Purchase and Sale of the Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . 1
1.3      The Closing . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . 1

                                            ARTICLE II

CONDITIONS OF METAMOR WORLDWIDE'S OBLIGATION
AT THE CLOSING

2.1      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.2      Certificate of Designations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.3      Closing Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.4      Compliance with Applicable Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.5      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                            ARTICLE III

TRANSFER OF RESTRICTED SECURITIES

3.1      Transfer of Restricted Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                            ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1      Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
4.2      Capital Stock and Related Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
4.3      Authorization; No Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
4.4      Governmental Consent, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
4.5      Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                            ARTICLE V

DEFINITIONS

5.1      Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

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
                                            ARTICLE VI

MISCELLANEOUS

6.1      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
6.2      Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
6.3      METAMOR WORLDWIDE's Investment Representations . . . . . . . . . . . . . . . . . . . . 7
6.4      Consent to Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
6.5      Survival of Representation and Warranties . . . . . . . . . .. . . . . . . . . . . . . 8
6.6      Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
6.7      Generally Accepted Accounting Principles . . . . . . . . . . . . . . . . . . . . . . . 8
6.8      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
6.9      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
6.10     Descriptive Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . 9
6.11     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
6.12     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
6.13     Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

LIST OF EXHIBITS

Exhibit A     Certificate of Designations, Preferences and Rights of Series D
              Convertible Redeemable Preferred Stock

                  SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                            CITADEL TECHNOLOGY, INC.


         THIS AGREEMENT is made as of May 15, 1998, between CITADEL TECHNOLOGY, INC., a Delaware corporation (the "Company"), and METAMOR WORLDWIDE, INC., a Delaware corporation ("METAMOR WORLDWIDE"). Except as otherwise indicated herein, capitalized terms used herein are defined in SECTION 6 hereof.

         The parties hereto agree as follows:

                                   ARTICLE I

                           AUTHORIZATION AND CLOSING

         1.1 AUTHORIZATION OF THE PREFERRED STOCK. The Company shall authorize the issuance and sale to METAMOR WORLDWIDE of two thousand (2,000) shares (the "Shares") of its Series D Convertible Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock").

         1.2 PURCHASE AND SALE OF THE PREFERRED STOCK. At the Closing (as defined in SECTION 1.3 below), the Company shall sell to METAMOR WORLDWIDE and, subject to the terms and conditions set forth in the Certificate of Designations, Preferences and Rights of Series D Convertible Redeemable Preferred Stock (the "Certificate of Designations") attached hereto as Exhibit A and the terms and conditions set forth herein, METAMOR WORLDWIDE shall purchase from the Company, 2,000 shares of Preferred Stock at a price of $1,000.00 per share; provided, however, that the terms and conditions on which the shares of Preferred Stock sold to METAMOR WORLDWIDE pursuant to this Agreement shall be at least as favorable as the most favorable terms and conditions made available with respect to the shares of Preferred Stock sold to investors in the private placement conducted by Hoak Breedlove Wesneski & Co., and the Company shall reissue the Preferred Stock to METAMOR WORLDWIDE on such more favorable terms in the event more favorable terms are made available to such other investors.

         1.3 THE CLOSING. The closing of the purchase and sale of the Preferred Stock to be purchased pursuant to SECTION 1.2 (the "Closing") shall take place at the offices of METAMOR WORLDWIDE, Inc., 4400 Post Oak Boulevard, Suite 1100, Houston, Texas 77027 at 10:00 a.m. on May 15, 1998 or at such other place or on such other date as may be mutually agreeable to the Company and METAMOR WORLDWIDE. At the Closing, the Company shall deliver to METAMOR WORLDWIDE stock certificates evidencing the Preferred Stock to be purchased by METAMOR WORLDWIDE, registered in METAMOR WORLDWIDE's name, upon



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
payment of the purchase price thereof by a cashier's or certified check, or by wire transfer of immediately available funds to such account as designated by the Company in the amount of two million dollars ($2,000,000.00).

                                   ARTICLE II

                       CONDITIONS OF METAMOR WORLDWIDE'S
                           OBLIGATION AT THE CLOSING

         The obligation of METAMOR WORLDWIDE to purchase and pay for the Preferred Stock at the Closing is subject to the satisfaction as of the Closing of the following conditions:

         2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in SECTION 4 hereof shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

         2.2 CERTIFICATE OF DESIGNATIONS. The Certificate of Designations shall be in the form set forth as EXHIBIT A hereto, shall be in full force and effect under the laws of Delaware as of the Closing and shall not have been amended or modified.

         2.3 CLOSING DOCUMENTS. The Company shall have delivered to METAMOR WORLDWIDE all of the following documents;

                 (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in SECTION 1 and SECTIONS 2.1 and 2.2 have been fully satisfied;

                 (ii) certified copies of the resolutions duly adopted by the Board of Directors of the Company or a committee thereof authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby (collectively, the "DOCUMENTS"), the filing of the Certificate of Designations referred to in SECTION 2.2, the issuance and sale of the Preferred Stock and the consummation of all other transactions contemplated by this Agreement;

                 (iii) such other documents relating to the transactions contemplated by this Agreement as METAMOR WORLDWIDE or its counsel may reasonably request.

         2.4 COMPLIANCE WITH APPLICABLE LAWS. The purchase of Preferred Stock by METAMOR WORLDWIDE hereunder shall not be prohibited by any applicable law or governmental regulation, shall not subject METAMOR WORLDWIDE


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to any penalty, liability or, in METAMOR WORLDWIDE's sole judgment, other onerous conditions under or pursuant to any applicable law or governmental regulation, and shall be permitted by laws and regulations of the jurisdictions to which METAMOR WORLDWIDE is subject.

         2.5 WAIVER. Any condition specified in this SECTION 2 may be waived only if such waiver is set forth in a writing executed by METAMOR WORLDWIDE.

                                  ARTICLE III

                       TRANSFER OF RESTRICTED SECURITIES

3.1  TRANSFER OF RESTRICTED SECURITIES.

         (a) Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule or rules are available and (iii) subject to the conditions specified in PARAGRAPH (b) below, any other legally available means of transfer.

         (b) In connection with the transfer of any Restricted Securities (other than a transfer described in subparagraph 3(i)(a) or (b) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Hogan & Hartson, LLP or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Hogan & Hartson, LLP or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in SECTION 6.3. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this paragraph and SECTION 6.3.

         (c) Upon the request of METAMOR WORLDWIDE, the Company shall promptly supply to METAMOR WORLDWIDE or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.


                                      3
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                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to METAMOR WORLDWIDE to enter into this Agreement and purchase the Preferred Stock, the Company hereby represents and warrants to METAMOR WORLDWIDE that:

         4.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the Company's Certificate of Incorporation and bylaws which have been furnished to METAMOR WORLDWIDE's counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

         4.2     CAPITAL STOCK AND RELATED MATTERS.

         (a) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (1) 60,000,000 shares of Common Stock, of which (i) 21,774,388 shares are issued and outstanding as of May 6, 1998, (ii) 2,000,000 of which are reserved for issuance to METAMOR WORLDWIDE pursuant to the Option Agreement previously issued to METAMOR WORLDWIDE, and
(iii) 15,800,000 shares of which are reserved for issuance pursuant to outstanding warrants, options or convertible securities (the "Outstanding Options"); and (2) 1,000,000 shares of Preferred Stock, of which 50 shares of Series A Preferred Stock, 425 shares of Series C Preferred Stock and 5,000 shares of Series E Preferred Stock are outstanding. As of the Closing, the Company shall not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans other as disclosed in the Company's filings with the Securities and Exchange Commission and pursuant to and as contemplated by this Agreement, the Option Agreement and the Outstanding Options. As of the Closing, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except pursuant to this Agreement, the Option Agreement, the Outstanding Options, and the Series E Preferred Stock to be redeemed from the proceeds of this offering. As of the Closing, all of the


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outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

         (b) There are no statutory or, to the best of the Company's knowledge, contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Preferred Stock hereunder, except as expressly provided herein. Based in part on the investment representations of METAMOR WORLDWIDE in SECTION 6.3 hereof, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock hereunder do not and will not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except for this Agreement and the prior Purchase Agreement with METAMOR WORLDWIDE.

         4.3 AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement, the Documents and all other agreements contemplated hereby to which the Company is a party and the filing of the Certificate of Designations have been duly authorized by the Company. This Agreement, the Documents, the Certificate of Designations and all other agreements contemplated hereby each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, the Documents and all other agreements contemplated hereby to which the Company is a party, the offering, sale and issuance of the Preferred Stock hereunder, the Certificate of Designations and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's capital stock or assets pursuant to.
(iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound.

         4.4 GOVERNMENTAL CONSENT, ETC. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby.

         4.5 CLOSING DATE. The representations and warranties of the Company contained in this SECTION 4 and elsewhere in this Agreement and all information


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
contained in any exhibit, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Company to METAMOR WORLDWIDE shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                                   ARTICLE V

                                  DEFINITIONS

         5.1 For the purposes of this Agreement, the following terms have the meanings set forth below:

         "COMMON STOCK" means the Company's common stock, par value $.01 per share.

         "OFFICER'S CERTIFICATE" means a certificate signed by the Company's president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

         "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "RESTRICTED SECURITIES" means (i) the Preferred Stock issued hereunder and (ii) any securities issued with respect to the securities referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (A) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (B) become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (C) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in SECTION 6.3 have been delivered by the Company in accordance with SECTION 3.1(b). Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in SECTION 6.3.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934. as amended, or any similar federal law then in force.

         "SECURITIES AND EXCHANGE COMMISSION" includes any governmental body or agency succeeding to the functions thereof.

         "SUBSIDIARY" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

                                   ARTICLE VI

                                 MISCELLANEOUS

         6.1 EXPENSES. Each party agrees to bear its own expenses associated with the transactions contemplated hereby.

         6.2 REMEDIES. Each holder of Investor Stock shall have all rights and remedies set forth in this Agreement and the Certificate of Designations and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         6.3 METAMOR WORLDWIDE'S INVESTMENT REPRESENTATIONS. METAMOR WORLDWIDE hereby represents that it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent METAMOR WORLDWIDE and subsequent holders of Restricted Securities from transferring such securities in compliance with the provisions of ARTICLE III hereof. Each certificate for Restricted Securities shall be imprinted with a legend in substantially the following form:

                 "The securities represented by this certificate were originally issued on May 15, 1998 and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Purchase Agreement, dated as of May 15, 1998, between the issuer (the "Company") and a certain investor, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall


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         be furnished by the Company to the holder hereof upon written request and without charge."

         6.4 CONSENT TO AMENDMENTS. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the Investor Stock. No other course of dealing between the Company and the holder of any Preferred Stock or any delay in exercising any fights hereunder or under the Certificate of Incorporation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Preferred Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

         6.5 SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by METAMOR WORLDWIDE or on its behalf.

         6.6 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for METAMOR WORLDWIDE's benefit as a purchaser or holder of Preferred Stock are also for the benefit of, and enforceable by, any subsequent holder of such Preferred Stock. The rights and obligations of METAMOR WORLDWIDE under this Agreement and the agreements contemplated hereby may be assigned by METAMOR WORLDWIDE at any time, in whole or in part, to any Subsidiary of METAMOR WORLDWIDE, or any successor thereto.

         6.7 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company's previous accounting methods and policies.

         6.8 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         6.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         6.10 DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         6.11 GOVERNING LAW. The corporate law of Delaware shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall he governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         6.12 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid), 48 hours after being deposited to the recipient by United States mail, first class, postage prepaid, or sent by facsimile. Such notices, demands and other communications shall be sent to METAMOR WORLDWIDE and to the Company at the address indicated below:

IF TO THE COMPANY:

Citadel Technology, Inc.
3811 Turtle Creek Boulevard, Suite 600
Dallas, TX 75219
Attention: Steven B. Solomon
Tel No.:  (214) 520-9292
Fax No.:  (214) 520-0034


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with a copy to:

David A. Wood
Wood, Exall & Bonnet, L.L.P.
12222 Merit Drive, Suite 880
Dallas, TX 75251
Tel No.:  (972) 991-8510
Fax No.:  (972) 991-9261

IF TO METAMOR WORLDWIDE:

METAMOR WORLDWIDE, Inc.
4400 Post Oak Parkway, Suite 2000
Houston, TX 77027
Attention: Kenneth R. Johnsen
Tel No.:  (713) 548-3485
Fax No.:  (713) 548-3430

with a copy to:

Peter T. Dameris, Esq.
METAMOR WORLDWIDE, Inc.
4400 Post Oak Parkway, Suite 1100
Houston, TX 77027
Tel No.:  (713) 548-3400
Fax No.:  (713) 627-1059

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         6.13. ARBITRATION. THE PARTIES AGREE TO SUBMIT TO ARBITRATION, IN ACCORDANCE WITH THESE PROVISIONS, ANY DISPUTED CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ALL DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES HEREIN BY WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN
(14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE


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PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY
TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL ARBITRATOR WITHIN FOURTEEN (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST A PANEL OF THREE ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF CORPORATE LAW, AND THE PARTIES SHALL ATTEMPT TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE
PLACE IN HOUSTON, TEXAS, AT A PLACE DESIGNATED BY THE AAA. ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE
FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD, REGARDLESS
OF WHICH PARTY PREVAILS. THE ARBITRATOR MAY INCLUDE EQUITABLE RELIEF. ANY ARBITRATION AWARDED SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CITADEL TECHNOLOGY, INC.


By: /s/ STEVEN B. SOLOMON
   ---------------------------
        Steven B. Solomon
        President

METAMOR WORLDWIDE, INC.


By: /s/ PETER T. DAMERIS
   ---------------------------
NAME:   Peter T. Dameris
     -------------------------
Title:  Senior Vice President
      ------------------------

             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
               SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK OF
                            CITADEL TECHNOLOGY, INC.

      (Pursuant to Section 151(g) of the Delaware General Corporation Law)

The undersigned does hereby certify:

         (a) that he is, and at all times mentioned herein was, the duly elected and acting Chief Executive Officer and Assistant Secretary of Citadel Technology, Inc., a Delaware corporation (the "Company");

         (b) that the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the Company's board of directors (the "Board of Directors") to adopt resolutions fixing the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock, and the Board of Directors has delegated such authority to its executive committee (the "Executive Committee"); and

         (c) the Executive Committee adopted the following resolutions at a meeting held on May __, 1998:

         WHEREAS, the Certificate of Incorporation authorizes a class of stock designated Preferred Stock (the "Preferred Stock"), comprising 1,000,000 shares, par value $0.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors of the Company to fix or alter the voting powers, designations, preferences and relative, participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of Preferred Stock within the limitations set forth in the Delaware General Corporation Law, and the Board of Directors has delegated such authority to the Executive Committee;

         WHEREAS, there remain shares of the Company's authorized but unissued Preferred Stock eligible for designation by the Company with respect to new series thereof;

         WHEREAS, the Company proposes to make an offering of up to 7,500 shares of a new series of Preferred Stock prior to June 30, 1998 (the "Offering"); and

         WHEREAS, it is the desire of the Company to designate a series of Preferred Stock and to fix the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in connection with the Offering;

         NOW, THEREFORE, BE IT RESOLVED, that the Company, does hereby designate 7,500 shares of authorized but unissued Preferred Stock as Series D

Convertible Redeemable Preferred Stock (the "Series D Preferred Stock"), and does hereby fix the voting powers, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as follows:

Part 1.  General.

         All shares of Series D Preferred Stock will be identical with each other in all respects. All of the shares of Series D Preferred Stock will be junior to any security specifically ranking by its terms senior to the Series D Preferred Stock, prior to the Company's Common Stock as set forth herein, and senior to any class or series of capital stock hereafter created not specifically ranking by its terms senior to or on a parity with the Series D Preferred Stock, and senior to or pari passu with any other outstanding series of Preferred Stock of the Company as to dividends and distributions upon liquidation, dissolution or winding up, as shall be provided in the resolutions of the Board of Directors or the Executive Committee of the Company creating such other series, subject in each case to the conditions contained herein.

Part 2.  Dividends.

         The holder of each issued and outstanding share of Series D Preferred Stock shall be entitled to receive cumulative dividends at a rate of 11.0% per share per annum, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. Dividends shall be paid semi-annually on the last day of the Company's fiscal quarters ending August 31 and February 28 or 29. No dividends (other than those payable solely in shares of Common Stock of the Company) shall be paid on or declared and set apart for any Common Stock or series of Preferred Stock that is subordinate to the Series D Preferred Stock so long as any shares of Series D Preferred Stock are outstanding, unless, at the same time, an equivalent or greater dividend or distribution is declared or paid or set apart, as the case may be, on the Series D Preferred Stock, payable on the same day as if fully converted into Common Stock pursuant to Part 4. At the sole option of the Company, dividends on each share of Series D Preferred Stock may be paid in either (a) cash out of the assets at the time legally available for such purposes, or (b) shares of Common Stock in an amount determined by dividing (x) the amount of the dividend payable thereon, by (y) the Conversion Price (as defined in Part 4 hereof) in effect on the dividend declaration date. No dividends shall be paid on the Series D Preferred Stock at such time as such payment would violate the laws of the State of Delaware.

Part 3.  Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series D Preferred Stock then issued and outstanding shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, prior and in preference to any payment or distribution and setting apart for payment or distribution of any of the net assets or surplus funds of the Company to the holders of the Common Stock or any series of Preferred Stock with a liquidation preference subordinate to the Series D Preferred Stock, an amount (the "Liquidation Preference") for each share of Series D Preferred Stock then held by them equal to $1,000 per share (the "Stated Value") plus accrued and unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series D Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to that of the Series D Preferred Stock, in proportion to the shares of Series D Preferred Stock or other such series of Preferred Stock then held by them.

         (b) If the assets and funds of the Company available for distribution to the Company's stockholders exceed the aggregate Liquidation Preferences payable to the holders of Series D Preferred Stock pursuant to paragraph 3(a) above, then after the payments required by paragraph 3(a) shall have been made or irrevocably set apart for payment, such assets or funds shall be distributed among the holders of Common Stock and subordinate Preferred Stock.

         (c) In the event of (i) a merger, consolidation, change of control or reorganization in which the holders of the Company's Common Shares would hold less than 50% of the voting power of the surviving entity, or (ii) the sale of all or substantially all of the assets of the Company, the holders of the Preferred Shares would have the right to receive either (x) the Liquidation Preference, or (y) the right to convert into Common Shares on the terms and conditions set forth herein and participate in the transaction on the same terms as other holders of Common Shares.

Part 4.  Conversion and Redemption.

         The holders of Series D Preferred Stock will have the following conversion and redemption rights:

         (a) Right to Convert. Each outstanding share of Series D Preferred Stock shall be convertible at any time, at the Conversion Ratio set forth below, into fully paid and non-assessable shares of Common Stock.

         (b) Method of Conversion. Subject to paragraph (c) below, each holder of Series D Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Company by the execution and delivery to it of a Notice of Conversion in substantially the form attached as Annex A hereto. Notice may be given by mail to the Company at 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219, attention: Steven B. Solomon, CEO, or by telecopy to the Company at 512.520.9293, attention Steven B. Solomon, CEO. The date on which a Notice of Conversion is received by the Company shall be a "Notice Date". The Company shall use its reasonable best efforts to issue and deliver within five business days after receipt of the Notice of Conversion and the certificate or certificates for the shares of Series D Preferred Stock, with proper endorsement if necessary, from the holder electing conversion, a certificate or certificates representing the number of shares of Common Stock to which the holder shall be entitled to upon the conversion.

         (c) Conversion Date. The Series D Preferred Stock is convertible into shares of Common Stock at any time after the closing date for the original issuance of the Series D Preferred Stock upon notice to the Company as set forth herein (the "Conversion Date").

         (d) Conversion Ratio. In addition to such shares of Common Stock as may be issued upon the election of the Company pursuant to Part 2 above as dividends, each share of Series D Preferred Stock shall be convertible into the number of shares of Common Stock according to the following formula:

                                    N x 1000
                                    --------
                                Conversion Price

where:

N = the number of shares of Series D Preferred Stock for which conversion is elected.

Conversion Price = The Conversion Price would be set at 50.0% over the average closing bid price for the twenty trading days immediately prior to closing of the offering of the Series D Preferred Stock. In no event, however, would the Conversion Price be set at a price less than $0.75 or greater than $2.00 per Common Share.

(e) Optional Redemption. At its sole option and discretion, the Company shall have the right, but not the obligation, to redeem all or any portion of the shares of Series D Preferred Stock not converted into Common Stock prior to the actual redemption date, in Stated Value amounts of $1,000 or any integral multiple of $1,000, at any time on or after one year from the date of closing of the offering of the Series D Preferred Stock. The Company shall provide not less than 30 nor more than 60 days' prior notice of any redemption. The Company shall redeem the shares of Series D Preferred Stock at the Redemption Prices (expressed as percentages of the Stated Value) set forth below, plus accrued and unpaid dividends to the redemption date, if redeemed during the 12-month period beginning one year from the closing date for the time periods from the closing date indicated below.

         Time Period                   Redemption Price
         -----------                   ----------------
         less than 2 years                120.00%
         less than 3 years                115.00%
         more than 3 years                100.00%.

         Upon written notice to the holders of Series D Preferred Stock setting forth the number of shares of Series D Preferred Stock to be redeemed and surrender by such holders of the certificates representing such shares, the Company shall within thirty (30) days of the receipt of such certificates (the "Redemption Date"), redeem the shares specified in such notice which have not been converted by paying in cash therefor a sum per share equal to the Redemption Price of the Series D Preferred Stock to be redeemed. Any redemption effected pursuant to this section may be made, in the Company's discretion, either (i) on a pro rata basis among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock then held by such holders or (ii) from one or more holders of Series D Preferred Stock.

         After redemption of shares of Series D Preferred Stock, all rights of the holders of shares of Series D Preferred Stock (except the right to receive the Redemption Price upon surrender of the certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. The shares of Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

          (f) Fractional Shares. No fractional share will be issued upon the conversion of any shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable on conversion of Series D Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aggregation, the conversion would result in the issuance of a fractional share, the Company shall, in lieu of issuing any fractional share, round up or down any fractional share to the nearest whole share of Common Stock.

         (g)     Adjustment to Conversion Price.

                 (i) If, prior to the conversion of all shares of Series D Preferred Stock, the number of shares of Common Stock or Series D Preferred Stock is increased by a stock split, stock dividend, or similar event, or if the Company declares and pays a dividend on the shares of the Company's Common Stock that is not paid on the Series D Preferred Stock, or if the number of shares of Common Stock or Series D Preferred Stock is decreased by a combination, reclassification, reverse stock split, or similar event, the Board of Directors of the Company shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio. The Company will send to each holder of Series D Preferred Stock written notice of each change in the Conversion Ratio.

                 (ii) If, prior to conversion of all shares of Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or similar event, as a result of which shares of Common Stock will be changed into the same or a different number of shares of the same or different class or classes of stock or other securities of the Company or another entity, then holders of Series D Preferred Stock will thereafter have the right to purchase and receive upon conversion of shares of Series D Preferred Stock, on the basis and on the terms and conditions specified herein, and in lieu of shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon conversion of shares of Series D Preferred Stock had such event not taken place. In any case subject hereto, appropriate provision shall be made with respect to the rights and interests of the holders of Series D Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price and the number or type of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection (ii) unless the successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the holders of Series D Preferred Stock shares of stock or securities, as in accordance with the foregoing, the holders of the Series D Preferred Stock may be entitled to purchase upon conversion.

         (h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         (i) Status of Converted Stock. Upon the Company receiving a Notice of Conversion for any shares of Series D Preferred Stock pursuant to this section, the shares covered by such Notice of Conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be canceled and such shares shall be returned to the status of authorized but unissued Preferred Stock of no designated class or series and shall not be issuable by the Company as Series D Preferred Stock.

         (j) Automatic Conversion. All shares of the Series D Preferred Stock shall be automatically converted into Common Shares at the Conversion Price set forth above upon (i) the closing of an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, of Common Shares of the Company at a public offering price per share (prior to underwriting commissions, discounts and expenses) that values the Company at a minimum equity value of $20 million in an offering with aggregate gross proceeds to the Company in excess of $10 million, before deducting underwriting discounts and registration expenses (a "Qualified Public Offering"), or (ii) the Common Shares maintain a closing bid price that is at least 100.0% greater than the Conversion Price for any twenty trading days in a thirty day period.

Part 5.  Voting Rights.

         Except as otherwise expressly required by the Delaware General Corporation Law or as to any repeal, modification, or amendment to this Certificate of Designation, which repeal, modification, or amendment shall require the affirmative vote of the holders of at least a majority of the shares of Series D Preferred Stock outstanding, voting separately as a class, the holders of Series D Preferred Stock shall have no voting power whatsoever, and no holder of Series D Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the stockholders thereof, or be entitled to notification of any meeting of the Board of Directors or the stockholders.

Part 6.  Replacement.

         Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder with indemnification provisions will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series D Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any mutilation, upon surrender of such certificate, the Company will (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series D Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series D Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series D Preferred Stock and fixing the number, powers, preferences and relative, optional, participating and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of such series, be deemed to be included in the Certificate of Incorporation of the Company pursuant to Sections 104 and 151 of the Delaware General Corporation Law.

         The undersigned further certifies that the authorized number of shares of Preferred Stock is 1,000,000 and that the number of shares of this series of Preferred Stock, the Series D Convertible Redeemable Preferred Stock, none of which has been issued, is 7,500.

         IN WITNESS WHEREOF, Citadel Technology, Inc. has caused this Certificate to be executed by its duly authorized representative as of May __, 1998.

CITADEL TECHNOLOGY, INC.


By:
   ----------------------------------
     Steven B. Solomon,
     Chief Executive Officer

                                    ANNEX A

                              NOTICE OF CONVERSION

 (To be Executed by the Registered Holder to Convert Series D Preferred Stock)

         The undersigned hereby irrevocably elects to convert $____________ or ____________ shares of Series D Preferred Stock into shares of Common Stock of Citadel Technology, Inc. (the "Company") according to the conditions hereof, as of the date written below. The undersigned represents and warrants that (i) all of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), applicable to the undersigned have been complied with by the undersigned and (ii) the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Securities Act.

Date of Conversion*
                   ---------------------------

Applicable Conversion Price
                           -------------------

Dollar amount or Shares
                       -----------------------

Signature
         -------------------------------------

Name and Address:


---------------------------

---------------------------

---------------------------

---------------------------


*The original certificate representing shares of Series D Preferred Stock and this Notice of Conversion must be received by the Company by the fifth business day following the Date of Conversion.